National Interstate Corporation Announces Expansion of Board and New Director
Richfield, Ohio, March 3, 2015 - National Interstate Corporation (Nasdaq: NATL) announced that effective today, March 3, 2015, the Board expanded the number of directors in Class II from four to five members and appointed Mr. John Cholnoky as a Class II director to fill the associated vacancy. Mr. Cholnoky served as President of General Reinsurance Corporation (“General Reinsurance”) until his retirement in March 2014. Throughout his 33-year tenure at General Reinsurance, Mr. Cholnoky served in various marketing, underwriting, and management roles and held various officer level positions. The Company believes that Mr. Cholnoky’s extensive experience in the insurance industry provides him with the skills and expertise necessary to be an effective Director.

About National Interstate Corporation
National Interstate Corporation (Nasdaq:NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which offers products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners, and transportation and general commercial insurance in Hawaii and Alaska. The Company's insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated "A" (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE:AFG) (Nasdaq:AFG)

Contact:
Gary Monda
National Interstate Corporation
877-837-0339
investorrelations@nationalinterstate.com
www.natl.com